Exhibit 99.1

ACCESS WORLDWIDE REPORTS FOURTH QUARTER

AND YEAR-END FINANCIAL RESULTS

ARLINGTON, VA – April 2, 2008 – Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), an established marketing and Business Process Outsourcing (“BPO”) services company, today reported financial results for the three and twelve months ended December 31, 2007.

For the Three Months Ended December 31, 2007

Our revenues decreased by $1.3 million, or 15.3%, to $7.2 million for the quarter ended December 31, 2007, compared to $8.5 million for the quarter ended December 31, 2006. Revenues for our U.S. Segment decreased $2.3 million, or 35.4% to $4.2 million for the quarter ended December 31, 2007, compared to $6.5 million for the quarter ended December 31, 2006. The decrease in revenues was primarily attributed to the loss of a profitable program, and our termination of another program due to its low performance and profitability. Revenues for our International Segment increased $1.0 million, or 50.0% to $3.0 million for the quarter ended December 31, 2006, compared to $2.0 million for the quarter ended December 31, 2006. The increase was primarily attributed to a 138.9% increase in production hours billed.

We reported a net loss from continuing operations of $1.5 million and basic and diluted loss per share of common stock from continuing operations of $0.05 for the quarter ended December 31, 2007, compared to a net loss from continuing operations of $0.3 million and basic and diluted loss per share of common stock from continuing operations of $0.02 for the quarter ended December 31, 2006.

Total weighted average diluted shares outstanding for the quarters ended December 31, 2007 and December 31, 2006 were 31,092,481 and 17,340,065, respectively.

For the Twelve Months ended December 31, 2007

Our revenues increased $5.1 million, or 18.4%, to $32.8 million for the year ended December 31, 2007, compared to $27.7 million for the year ended December 31, 2006. Revenues for the U.S. Segment increased $0.1 million, or 0.4%, to $22.6 million for 2007, compared to $22.5 million for 2006. Revenues for the International Segment increased $5.0 million, or 96.2%, to $10.2 million for 2007, compared to $5.2 million for 2006.

We reported net loss from continuing operations of $4.9 million and diluted loss per share of common stock of $0.19 for the year ended December 31, 2007, compared to net loss from continuing operations of $4.3 million and diluted loss per share of common stock from continuing operations of $0.25 for the year ended December 31, 2006.

Total weighted average common shares outstanding for year ended December 31, 2007 and December 31, 2006 were 25,482,446 and 17,340,065, respectively.

Access Worldwide is an established marketing and BPO services company that provides a variety of sales and communication services. Our spectrum of services include the full range of inbound and outbound voice services such as customer service, customer acquisition, helpdesk, and a growing list of IT and back office services among others. Headquartered in Arlington, Virginia, Access Worldwide has about 1,000 employees in offices throughout the United States and the Philippines. More information is available at www.accessww.com.

Contacts:

Access Worldwide Communications, Inc.

(703) 292-5210

Mark Wright

General Counsel, Secretary

mwright@accessww.com

This press release contains forward-looking statements. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the following: our ability to continue as a going concern if we are unable to generate cash flow and income from operations; competition from other third-party providers and those clients and prospects who may decide to do work in-house that we currently do for them; potential consumer saturation reducing the need for services; our ability and our clients ability to comply with state, federal and industry regulations; our reliance on a limited number of major clients; the reduction in services performed for or the loss of one or more major clients; our ability to develop or fund the operations of new products or service offerings; our reliance on technology; our reliance on key personnel and labor force and our ability to recruit additional personnel. For a more detailed discussion of these risks and others that could affect results, see our filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

- Tables Follow -

Access Worldwide Communications, Inc.

Condensed Consolidated Balance Sheets

December 31,

	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$777,354	$1,186,980
Certificate of Deposit	$883,553	—
Restricted cash	123,000	123,000
Accounts receivable, net of allowance for doubtful accounts of $10,983 and $99,130; respectively	4,739,401	6,956,218
Unbilled receivables	—	7,750
Other current assets, net	465,364	831,958

Total current assets	6,988,672	9,105,906
Property and equipment, net	3,815,750	3,374,575
Investments	—	1,650,000
Restricted cash	220,000	343,000
Other assets, net	516,176	386,127

Total assets	$11,540,598	$14,859,608

LIABILITIES AND COMMON STOCKHOLDERS EQUITY (DEFICIT)
Current Liabilities:
Current portion of indebtedness	$2,623,062	$438,866
Current portion of indebtedness—related parties	—	1,750,000
Accounts payable	826,965	1,315,785
Accrued expense	364,396	654,140
Accrued salaries, wages and related benefits	466,042	586,107
Customer deposits	969,296	1,210,146
Deferred revenue	240,515	669,290
Accrued interest	21,664	—

Total current liabilities	5,511,940	6,624,334
Long-term portion of indebtedness	249,845	259,256
Other long-term liabilities	423,511	530,992
Convertible Notes, net	—	4,625,490
Mandatorily redeemable preferred stock, $0.01 par value:	—	—
1,000,000 shares authorized, 40,000 shares issued and outstanding	4,000,000	4,000,000

Total liabilities	10,185,296	16,040,072

Commitments and contingencies

Common stockholders’ equity (deficit):
Common stock, $0.01 par value: voting 100,000,000 and 40,000,000 shares authorized; 31, 219,146 and 17,340,065 shares issued and outstanding, respectively	312,191	173,401
Additional paid-in capital	78,884,981	71,362,793
Accumulated deficit	(77,721,021)	(72,716,658)
Less: treasury stock at cost, 209,808 shares	(120,849)	—

Total common stockholders’ equity (deficit)	1,355,302	(1,180,464)

Total liabilities and common stockholders’ equity (deficit)	$11,540,598	$14,859,608

Access Worldwide Communications, Inc.

Condensed Consolidated Statements of Operations

	Unaudited For the Three Months Ending December 31,		For the Twelve Months Ending December 31,
	2007	2006	2007	2006
Revenues	$7,223,190	$8,466,711	$32,831,193	$27,711,626
Cost and expenses:
Cost of services	6,199,110	6,337,666	26,276,214	21,315,235
Selling, general and administrative expenses	1,987,202	1,958,671	6,942,956	6,557,701
Depreciation and amortization expense	400,013	248,694	1,463,493	1,037,856

Total costs and expenses	8,586,325	8,545,031	34,682,663	28,910,792

Loss from operations	(1,363,135)	(78,320)	(1,851,470)	(1,199,166)
Interest expense, net	(92,221)	(271,482)	(3,042,840)	(3,051,906)

Loss from continuing operations	(1,455,356)	(349,802)	(4,894,310)	(4,251,072)

Discontinued operations:
(Loss) from discontinued operations	610	138,790	(110,053)	(591,631)
Gain on disposal of segment, net of income tax expense of $0	—	(470,845)	—	7,728,775

	610	(332,055)	(110,053)	7,137,144

Net (loss) income	(1,454,746)	(681,857)	(5,004,363)	2,886,072

Basic and diluted (loss) income per share of common stock:
Continuing operations	$(0.05)	$(0.02)	$(0.19)	$(0.25)
Discontinued operations	$0.00	$(0.02)	$—	$0.41
Net (loss) income	$(0.05)	$(0.04)	$(0.20)	$0.17
Weighted average common shares outstanding	31,092,481	17,340,065	25,482,446	17,340,065

ACCESS WORLDWIDE COMMUNICATIONS, INC.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2007	2006
Cash flows from operating activities:
Net (loss) income	$(5,004,363)	$2,886,072
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,463,493	1,037,856
Allowance for doubtful accounts	(87,838)	98,821
Amortization of deferred compensation	10,500	10,500
Amortization of deferred financing costs	210,743	600,239
Accretion of discount on Convertible Notes	1,009,510	691,727
Gain on sale of discontinued operations	—	(7,728,775)
Interest expense paid in common shares	1,729,806	—
Share based compensation expense	104,032	227,119
Changes in assets and liabilities from discontinued operations	(45,135)	734,419
Changes in operating assets and liabilities:
Accounts receivable	2,150,617	(4,253,286)
Other assets	240,373	(449,720)
Accounts payable, accrued expenses and other liabilities	(761,952)	287,465
Accrued salaries, wages and related benefits	(115,538)	301,441
Customer deposits	(48,392)	(2)
Deferred revenue	(428,775)	325,603
Accrued interest and related pary expenses	21,664	(778,167)

Net cash provided by (used in) operating activities	448,745	(6,008,688)

Cash flows from investing activities:
Additions to property and equipment, net	(1,455,174)	(564,988)
Write offs of property and equipment from discontinued operations, net	15,351	(187,549)
Net proceeds from sale of discontinued operations	—	9,751,470
Investments in CD and variable rate preferred	766,647	(1,650,000)
Decrease in restricted cash	123,000	314,000

Net cash (used in) provided by investing activities	(550,176)	7,662,933

Cash flows from financing activities:
Payments on capital leases	(519,775)	(383,146)
Proceeds from issuance of common stock	—	5,535
Proceeds from exercise of common stock options and warrants	20,390	—
Net borrowings under Credit Facility and Debt Agreement	2,238,487	(4,454,388)
(Payments) Borrowings under not payable to related party	(1,750,000)	2,000,000
Repayment of Convertible Notes	—	(115,000)
Loan origination fees	(145,334)	(140,000)
Proceeds from issuance of Convertible Notes	—	1,500,000
Payments under note payable to related party	—	(602,334)
Payments on equipment and insurance financing, net	(13,522)	(17,122)
Payments on capital leases from discontinued operations	(17,592)	(16,736)
Purchase of common stock from investor	(120,849)	—

Net cash (used in) financing activities	(308,195)	(2,223,191)

Net (decrease) in cash and cash equivalents	(409,626)	(568,946)
Cash and cash equivalents, beginning of year	1,186,980	1,755,926

Cash and cash equivalents, end of year	$777,354	$1,186,980

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest (note: $1,000,000 was paid for early termination of credit facility)	$252,874	$1,896,767

Non-Cash Investing and Financing Activities:
Equipment acquisitions through capital leases	$474,651	$24,290

Issuance of warrants on Note	$171,750	$158,000

Conversion of Convertible Notes with interest	$5,635,000	$—

Issuance of common stock to pay bonuses	$—	$49,147